Fansteel Inc.
                             Number One Tantalum Place
                          North Chicago, Illinois  60064










                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  APRIL 26, 1995

                                                                  March 24, 1995
  To the Stockholders
   of Fansteel Inc.:
    Notice hereby is given that the Annual Meeting of Stockholders of Fansteel Inc. will be held at The Sheraton Stamford Hotel, 1 First Stamford Place, Stamford, Connecticut, on April 26, 1995, at 11:00 a.m., Eastern Daylight Time, for the purposes of:

    (1) Electing eight Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected;

    (2) Ratifying the appointment of Ernst & Young LLP, Certified Public Accountants, as auditors of the Company for the year ending December 31, 1995; and

    (3) Transacting such other business as may be brought before the meeting.

    The Board of Directors has fixed the close of business on March 1, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at said meeting.

    A list of the stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder for at least ten days prior to the Annual Meeting at Number One Tantalum Place, North Chicago, Illinois 60064 for any purpose germane to such meeting, during ordinary business hours.

    STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                             By order of the Board of Directors,

                                                      Michael J. Mocniak
                                                           Secretary


                                   Fansteel Inc.
                             Number One Tantalum Place
                          North Chicago, Illinois  60064





                                  PROXY STATEMENT


                              SOLICITATION OF PROXIES

    This statement is furnished in connection with the solicitation of Proxies on behalf of the Board of Directors ("Board") of Fansteel Inc. (the "Company") to be voted at the Annual Meeting of Stockholders, including any and all adjournments thereof, to be held on April 26, 1995.

    If the enclosed Proxy is executed and returned it will be voted in accordance with the specifications thereon, and if there are no specifications thereon, it will be voted in accordance with the proposals recommended by the Board. The only business which the Board intends to present, or knows that others will present, at the Annual Meeting, is specified in the accompanying notice of the meeting. If, however, any other matters properly come before the meeting for action, it is intended that the persons named in the enclosed form of Proxy will vote the same in accordance with their best judgment on such matters.

    The enclosed Proxy may be revoked at any time insofar as it has not been exercised.

    The enclosed proxy material is being mailed to stockholders on or about March 24, 1995. The cost of preparing, assembling and mailing the enclosed proxy material will be paid by the Company.

                  VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    On March 1, 1995, the record date for determination of stockholders entitled to notice of and to vote at said Annual Meeting, the Company had outstanding 8,598,858 shares of Common Stock, each of which is entitled to one vote.

    The persons owning beneficially 5% or more of the Company's outstanding Common Stock as of March 1, 1995, and the stock ownership of all the Officers and Directors of the Company as a group as of that date are as follows:



                                                    Amount
        Name and Address of                      Beneficially       Percent
          Beneficial Owner                          Owned           of Class

     T. M. Evans                                  4,050,786        47.11%(1)
       500 Round Hill Road
       Greenwich, CT  06831

     Dimensional Fund Advisers Inc.                598,500          6.96%
       1299 Ocean Avenue
       11th Floor
       Santa Monica, CA  90401

     R. B. Haave Associates, Inc.                  701,800          8.16%
       270 Madison Avenue


       New York, NY  10016

     Cilluffo Associates, L.P.                     445,500          5.18%
       595 Madison Avenue
       New York, NY  10022

     All Officers and Directors                   4,144,574        48.20%
       as a group (6 persons)



  (1) These shares do not reflect certain shares the beneficial ownership of which is disclaimed in footnote 4 in the section dealing with Nominees for Election as Directors.


                        NOMINEES FOR ELECTION AS DIRECTORS

    Unless the stockholder has exercised the right to withhold such vote for any nominee, the persons named in the enclosed Proxy will vote in favor of the election of all of the eight nominees named below as Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected. If, as a result of circumstances not known or unforeseen, any nominee shall be unavailable to serve as a Director, Proxies will be voted for the election of such other person or persons as the Board may select.
  The following table sets forth pertinent information with respect to such nominees, including their principal business experience and shares of the Company's Common Stock beneficially owned by them, directly or indirectly, on March 1, 1995.



                                           Year in
                                            Which
                                            First
                                           Became      Shares of
                       Principal Business Director       Common
                         Experience and    of the     Stock Owned     Percent
        Name      Age  Other Information   Company    Beneficially    of Class


    B. B. Evans    71 Mrs. Evans is a       1983         15,116 (1)    0.18%
                      Director of HBD
                      Industries, Inc.

    E. P. Evans    53 Since 1989 Mr.        1992           -    (2)      -
                      Evans has engaged
                      in personal
                      investments.  Prior
                      to 1989, he was
                      Chairman of the
                      Board and Chief
                      Executive Officer
                      of Macmillan, Inc.
                      Mr. Evans is a
                      Director of HBD
                      Industries, Inc.
                      He is a son of T.M.
                      Evans. (3)

    R. S. Evans    51 Chairman of the       1992           -             -
                      Board and Chief
                      Executive Officer


                      of Crane Co. and
                      Medusa Corporation
                      for the past five
                      years.  Mr. Evans
                      is a Director of
                      Crane Co., Medusa
                      Corporation, Mid-
                      Ocean ReInsurance,
                      Ltd., and HBD
                      Industries, Inc.
                      He is a son of T.M.
                      Evans.

    T. M. Evans    84 Chairman of the       1976       4,050,786(4)    47.11%
                      Executive Committee
                      of the Company.
                      Mr. Evans is a
                      Director of HBD
                      Industries, Inc.

    T. M. Evans,  57  Mr. Evans was a       1986           -             -
   Jr.                partner of Bregman,
                      Surnamer, Weissman
                      & Co.  He has
                      engaged in personal
                      investments since
                      1988.  Mr. Evans is
                      a Director of HBD
                      Industries, Inc.
                      He is a son of T.
                      M. Evans.

   K. R. Garrity  63  Mr. Garrity is and    1977       68,300(5)       0.79%
                      has been Chairman
                      and Chief Executive
                      Officer of the
                      Company since
                      April, 1983 and was
                      President from
                      April, 1994 to
                      February, 1995.
                      Mr. Garrity is also
                      Chairman and Chief
                      Executive Officer
                      of HBD Industries,
                      Inc.

    J. S. Petrik  65  Mr. Petrik is         1985         2,000       less than
                      currently                                         0.1%
                      Consultant, New
                      Technologies,
                      Turner Broadcasting
                      System, Inc.  Prior
                      to 1988 and until
                      1992, he was
                      Chairman of Turner
                      Program Services,
                      Vice President of
                      Syndication and
                      Licensing and a
                      member of the Board
                      of Directors of
                      Turner Broadcasting


                      System, Inc.

  C. J. Queenan,  64  Mr. Queenan is a      1982         7,872       less than
  Jr.                 partner of the law                                0.1%
                      firm of Kirkpatrick
                      & Lockhart.  Mr.
                      Queenan is also a
                      Director of
                      Allegheny Ludlum
                      Corporation, Crane
                      Co., and Medusa
                      Corporation.

    Each of the above-named persons has continuously served as a Director of the Company since the year shown in the table.



  (1) Does not include 4,050,786 shares of Common Stock held by T. M. Evans, husband of B. B. Evans. Mrs. Evans disclaims any beneficial interest in the above mentioned shares.

  (2) Beneficial ownership is not reported as to 75,320 shares held in various trusts of which E. P. Evans is not a trustee but of which he is an income beneficiary only.

  (3) In December, 1989 Mr. E. P. Evans, without admitting or denying any allegation contained in a complaint filed by the Securities and Exchange Commission, consented to the entry of final judgment of permanent injunction prohibiting him from violating Section 13(d) of the Exchange Act and Rules 13d-1 and 13d-2 thereunder.

  (4) Does not include 15,116 shares of Common Stock held beneficially on behalf of B. B. Evans, wife of T. M. Evans. Mr. Evans disclaims any beneficial interest in the above mentioned shares.

  (5) Does not include 1,200 shares held by M. C. Garrity, wife of K. R. Garrity. Mr. Garrity disclaims any beneficial interest in such shares.

    During 1994 there were seven Board meetings. Each Board member attended at least 75% of the meetings of the Board except Mr. E. P. Evans, who attended 57% of all meetings, and Mr. T. M. Evans, Jr., who attended 71% of all meetings. In addition, each member of the Audit Committee attended all of the meetings of the Audit Committee.

    Messrs. C. J. Queenan, Jr. (Chairman), T. M. Evans, Jr., and J. S. Petrik were members of the Audit Committee from January 1, 1994 through December 31, 1994. The Committee held three meetings during the year 1994. The Committee reviews the scope and results of the audit and proposes appointment of the auditors subject to the approval of the Board and ratification of the stockholders. The Committee also reviews the Company's system of internal controls and procedures with the auditors and the rendering of non-audit services by the auditors. Messrs. R. S. Evans (Chairman), J. S. Petrik, and
  C. J. Queenan are members of the Compensation Committee which was established on January 26, 1993. The Committee held one meeting in 1994. The Committee reviews all matters relating to executive compensation. The Company has no nominating committee.

    During 1994 the Company retained the law firm of Kirkpatrick & Lockhart, of which firm Mr. Queenan is a partner.


                 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                            SUMMARY COMPENSATION TABLE

                                                          Long Term    All Other
                                                           Compen-     Compen-
                               Annual Compensation          sation     sation(2)

                                                          Awards
                                                         Securities
      Name & Principal                                   Underlying
         Position         Year  Salary   Bonus   Other   SAR's (1)


  Keith R. Garrity        1994 $252,001 $50,000 $22,004     $     0       $7,223
    Chairman of the       1993  248,759       0  21,336           0        3,777
    Board, Chief          1992  246,077  15,000  18,000           0        7,742
    Executive Officer
    and President

  Carmin D. Dannible      1994  125,162       0   7,668           0          727
    President and Chief   1993  228,618       0  21,336           0        3,474
    Operating Officer     1992  225,307  15,000  18,000       3,000        7,119
    (Retired)

  Michael J. Mocniak      1994  150,508  19,000       0           0        4,314
    Vice President,       1993  137,757       0       0           0        2,147
    Secretary and         1992  129,479  15,000       0       1,500        4,172
    General Counsel

  R. Michael McEntee      1994  135,878  19,000       0           0        3,894
    Vice President and    1993  125,915       0       0           0        1,970
    Chief Financial       1992  114,691  15,000       0      12,000        3,729
    Officer

  Peter J. Fabian         1994   99,999  17,500       0           0        3,023
    General Manager,      1993  123,446   5,500       0           0        2,002
    VR/Wesson -           1992  116,085  10,000       0       3,000        3,393
    Lexington


  (1) Reported in number of units.

  (2) Amounts of All Other Compensation are amounts contributed or accrued for fiscal years 1994, 1993 and 1992 under the Company's Savings and Profit Sharing Plan.

                                12/31/94 SAR VALUES


                                                        Number of
                                                       Unexercised
                                                        SAR's at
                                                       12/31/94(#)

                                                      Exercisable/
                    Name                            Unexercisable(1)

               Keith R. Garrity                            -/-

               Carmin D. Dannible                          -/-

               Michael J. Mocniak                        500/500


               R. Michael McEntee                      4,000/4,000

               Peter J. Fabian                         2,000/1,000


  There were no in-the-money SAR's at December 31, 1994 as the fair market value of the Company's common stock on December 31, 1994 did not exceed the base price of the shares underlying the stock appreciation rights.





                                PENSION PLAN TABLE

                                             YEARS OF SERVICE
     Remuneration         15          20          25          30          35
     $125,000          $32,565     $38,420     $44,275     $50,130      $55,985
      150,000           39,315      46,420      53,525      60,630       67,735
      175,000           44,720      52,820      60,925      69,030       77,135
      200,000           50,115      59,220      68,325      77,430       86,535
      225,000           54,511      64,431      74,350      84,269       94,188
      250,000           55,305      65,371      75,438      85,504       95,570
      300,000           55,305      65,371      75,438      85,504       95,570
      400,000           55,305      65,371      75,438      85,504       95,570
      500,000           55,305      65,371      75,438      85,504       95,570

    The Fansteel Consolidated Employee Pension ("Plan") provides benefits to the executive officers of the Company as well as salaried and hourly employees. The annual benefit is calculated using the employee's salary, overtime pay, commissions and bonus payments as covered compensation. This covered compensation is essentially identical to the compensation reported in the Summary Compensation Table.

    The Plan provides benefits upon retirement at age 65 based upon years of service and compensation. Messrs. K.R. Garrity, M.J. Mocniak, R.M. McEntee and P.J. Fabian have 40, 12, 15 and 19 years of credited service, respectively, under the Plan. Mr. Dannible retired in June of 1994 with six years of credited service.

    Annual pension benefits payable under the Plan, at age 65, based on an annuity for ten years certain and for life thereafter, are equal to 1.8% of the employee's average annual compensation for each of his first 15 years of credited service, plus 1.0% of his average annual compensation for each year of credited service after the 15th year less .325% of the lesser of the employee's average compensation for the three years prior to retirement or the average of the taxable wage basis under the Social Security Act for each calendar year during the 35-year period ending with the year the employee attains Social Security retirement age multiplied by the lesser of the employee's actual years of credited service or 35. The amounts in the table have been reduced by the offset.

    The standard arrangement with the Directors provides for Directors' fees in the amount of $20,000 per year, $500 per board meeting attended, $1,000 per committee meeting attended, and $3,000 per year for serving as a committee chairman.

    Prior to the formation of The Compensation Committee on January 26, 1993, all decisions regarding executive compensation were made by the entire Board. As an officer and employee of the Company who is a member of the Board, Mr. Garrity participated in deliberations of the Board during the last completed fiscal year concerning executive officer compensation.



                  REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

    The Executive Compensation Committee of the Company reviews all matters relating to executive compensation and reports its actions and recommendations to the Board of Directors.

    The Company's policy on executive officer compensation is to provide compensation which enables the Company to attract and retain a highly qualified complement of executive officers who will enhance shareholder value by optimizing the profitability of the Company's manufacturing operations and maintaining sound, conservative fiscal policies. The Company's compensation package consists of three parts: a base salary; a potential annual bonus; and a stock appreciation rights plan.

    The base salaries are set near the median for similarly-sized businesses competing in the same or similar industries as the Company. The sources of comparisons are publications dealing with executive compensation. The information reported in those publications does not usually reveal the identity of the companies which are the subject of the reports. The companies which are the basis of that information, accordingly, are not necessarily those which comprise the peer group for comparison of shareholder returns. By pegging salaries at a median level, the Company believes that it can attract and retain the caliber of executive officer desired. The Chief Executive Officer's base salary was not increased in 1994.

    The Company has no formal bonus plan; however, annual bonuses have been granted in the past and were specifically related to corporate performance. The factors that have been considered in determining whether a bonus will be paid and, if so, in what amount, are income before taxes, inventory turns, returns on investment and speed of collection of accounts receivable. These incentive compensation criteria are designed to maximize the return to the Company's shareholders while maintaining liquidity for expanding existing businesses or acquiring new ventures. In determining the bonuses of the executive officers other than the Chief Executive Officer, additional factors such as the relative performance of the particular officer's area of functional responsibility and the individual officer's past performance and future potential are considered. For 1994, as reported in the accompanying Summary Compensation Table, bonuses were awarded to executive officers of the Company because the performance targets were attained.

    In order to promote the long-term growth of the value of the Company's common stock, the Board of Directors established the Stock Appreciation Rights Plan. The Company utilizes stock appreciation rights for executive officers to provide longer-term performance-related incentives that link their rewards directly to shareholder gains over a longer period of time. Awards under that Plan are designed to provide officers and key employees with the long-term incentive to continue and increase their efforts to improve the operating results of the Company and thereby the value of the common stock. No stock appreciation rights were granted to any officer or employee in 1994.

    The Company does not anticipate that it will be affected in the near future by Section 162(m) of the Internal Revenue Code, which imposes an annual limit of $1,000,000 per person on the federal income tax deduction for executive compensation. If the Company should determine that this limitation might impact the Company, the Company would likely take the necessary steps to bring its compensation programs into compliance with Section 162(m) so that non-deductibility would be avoided.

     R. S. Evans, Chairman of the Committee
     C. J. Queenan, Jr.
     J. S. Petrik



  The Company compares its total shareholder return in the following performance graph with the MG Industry Group 012 - Aerospace Components, as in prior years, as well as the MG Industry Group 301 - Metals Fabrication. The Company began comparing its shareholder returns in 1994 with MG Industry Group 301 - Metals Fabrication as a better measure of the overall business of the Company and because of the reduced concentration of the Company's sales in the aerospace components market in 1994 as compared to previous years.

  Note:  Performance graph submitted under cover of Form SE.



                               SELECTION OF AUDITORS

    The Board, upon recommendation of the Audit Committee, favors ratification of the appointment of Ernst & Young LLP, Certified Public Accountants, as auditors for the Company for the year ending December 31, 1995. Representatives of Ernst & Young LLP are expected to attend the meeting; they will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


                               STOCKHOLDER PROPOSALS

    In the event a stockholder desires to make a proposal for the Company's Annual Meeting scheduled for April 17, 1996, the proposal must be submitted to the Secretary of the Company by November 22, 1995.


                             FORM 10-K ANNUAL REPORTS

    THE COMPANY WILL FURNISH TO ANY STOCKHOLDER UPON REQUEST AND WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR 1994. REQUESTS FOR SAID REPORT MUST BE IN WRITING AND DIRECTED TO THE ATTENTION OF THE SECRETARY OF THE COMPANY AT THE ADDRESS SET FORTH IN THE NOTICE OF MEETING IMMEDIATELY PRECEDING THIS PROXY STATEMENT, AND MUST CONTAIN A REPRESENTATION BY THE PERSON REQUESTING SAID REPORT THAT SUCH PERSON WAS THE BENEFICIAL OWNER OF SECURITIES OF THE COMPANY ON MARCH 1, 1995.

    Stockholders who do not expect to attend the meeting in person are urged to vote, date, sign and return the enclosed Proxy in the enclosed self-addressed envelope, which requires no postage if mailed in the United States.

                                             By order of the Board of Directors,

                                                       K. R. Garrity
                                                   Chairman of the Board
  March 24, 1995